Exhibit 10.01

Chegg, Inc.
Executive Chairman Agreement
April 24, 2024
Dan Rosensweig
Sent via email
Dear Dan:
On behalf of Chegg, Inc. (the “Company”), this Executive Chairman Agreement (this “Agreement”) sets forth the terms and conditions of your employment with the Company as Executive Chairman.
1.Position. Effective as of June 1, 2024 (the “Transition Date”) you will cease to be the Chief Executive Officer of the Company and will be appointed the Company’s Executive Chairman (“Executive Chairman”), reporting to the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position of Executive Chairman.
You will be expected to devote appropriate time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), provided that such activities do not at the time the activity or activities commence or thereafter create an actual or potential business or fiduciary conflict of interest.
2.Term. Subject to the terms of this Agreement, this Agreement will remain in effect from the Transition Date and until terminated by you or the Company.
3.Base Salary. Beginning on the Transition Date, the Company will pay you a base salary (the “Base Salary”) at the annualized rate of Eight Hundred and Fifty Thousand Dollars ($850,000.00) per year. Payment of your salary shall be less applicable withholding taxes and payable in accordance with the Company’s standard payroll schedule.
4.Benefits. You will continue to be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives. Notwithstanding the foregoing, you do not currently participate in, and will not become eligible to participate in, in the Company’s Change in Control Severance Plan.
5.Equity Awards.
(a)2024 Annual RSUs. On the Transition Date, you will be granted an award of restricted stock units (“2024 RSUs”) representing the right to acquire 281,250 shares of the Company’s common stock (“Common Stock”). As more fully described in the form of RSU award agreement that will be provided by the Company (the “2024 RSU Agreement”), the 2024 RSUs will vest over three (3) years, with 50% vesting on the one-year anniversary of the first regularly occurring quarterly vesting date that occurs on or following the Transition Date and the remainder vesting in eight (8) equal quarterly installments thereafter, subject to your continued service on such vesting dates.
(b)2024 PSUs. On the Transition Date, you will be granted an award of performance-based restricted stock units (“2024 PSUs”) representing the right to acquire 93,750 shares of Company Common Stock at target level achievement. As more fully described in the form of PSU award agreement that will be provided by the Company (the “2024 PSU Agreement”), the 2024 PSUs (i) will be allocated to a single tranche and become earned and eligible to vest (“Earned 2024 PSUs”) upon achievement of certain performance goals, as determined by the Compensation Committee of the Board (the “Committee”) and applicable to 2024 PSU granted to other Company executives and (ii) the 2024 PSUs will be subject to a total three-year time-based vesting period (to the extent earned), subject to your continued service on the applicable vesting dates.
The 2024 RSUs and the 2024 PSUs will be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan (as amended from time to time, the “2023 Plan”) and the 2024 RSU Agreement and 2024 PSU Agreement, respectively, and vested 2024 RSUs and 2024 PSUs will be settled as provided thereunder. Except as set forth in Section 8 below, in the event that you cease service for any reason, you will immediately forfeit any then-unvested 2024 RSUs and 2024 PSUs without any further action by the Company.
(c)Other Outstanding Company Equity Awards. Your other outstanding Company Equity Awards will continue to vest according to the existing vesting schedules applicable to such awards as of the Transition Date, subject to your continued service to the Company on each applicable vesting date, and shall be governed by the applicable Company Equity Plan and the written award agreements governing their grant.
6.Expenses and Reimbursement under Company Policies. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.
7.No Other Board Compensation. You acknowledge that for so long as you are employed as Executive Chairman (or in any other employment position), you shall not receive any cash or equity compensation for your service on the Board.
8.Termination of Employment. Upon your Separation at any time for any reason, you will be paid any earned but unpaid Base Salary, other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which you participate and reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such Separation (the “Accrued Compensation”). In addition, provided that you satisfy the Payment Conditions set forth below in Section 9, you shall be eligible for the benefits as set forth below in this Section 8 (as applicable, the “Severance and Acceleration Benefits”).
If your position as Executive Chairman is terminated by you or the Company for any reason, you shall promptly resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate of the Company, unless otherwise requested by the Board, and you shall immediately return all Company Property.
(a)Without Cause Termination Outside of Change in Control Period.
In the event of your Without Cause Termination occurring outside of a Change in Control Period and on or prior to the one-year anniversary of the Transition Date, you shall be entitled to following payments and benefits:
i.Salary Severance. An amount equal to the product of (x) your Monthly Base Salary, multiplied by (y) 12, payable in a single lump sum in the Company’s first regular payroll that occurs following the Release Deadline, provided that payment shall be made no later than 2 ½ months following the end of the calendar year in which your Without Cause Termination occurs.
ii.COBRA Payment. If you timely elect continued coverage under COBRA, the Company will pay the Monthly COBRA Premium until the earliest of (x) 18 months following your Without Cause Termination; (y) the date when you and your eligible dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (z) the date you cease to be eligible for COBRA continuation coverage for any reason.
Notwithstanding the foregoing, the Company may elect, in its sole discretion, to pay you a taxable cash payment in lieu of continued premium payments in an amount equal to the Monthly COBRA Premium in effect on your Without Cause Termination, which payment will be paid in monthly installments until the earliest of (a) 18 months following your Without Cause Termination; or (b) the date when you and your eligible dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. You shall have no right to an additional gross‑up payment to account for the fact that such cash payments are paid on an after‑tax basis. You must notify the Company within two (2) weeks if you obtain health care coverage from a new source.
iii.Equity Acceleration. Each of your then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards shall accelerate and become vested and exercisable or settled with respect to one hundred percent (100%) of the unvested shares subject thereto. Performance Subject Awards shall be governed by the Company Equity Plan and the written award agreements governing their grant.
In the event of your Without Cause Termination occurring outside of a Change in Control Period and following the one-year anniversary of the Transition Date, you shall be entitled to solely the COBRA Payment pursuant to Section 8(a)(ii) above and the Equity Acceleration pursuant to Section 8(a)(iii) above.
(b)Qualifying Termination During Change in Control Period.
In the event of your Qualifying Termination occurring during a Change in Control Period and on or prior to the one-year anniversary of the Transition Date, you shall be entitled to following payments and benefits:
i.Salary Severance. An amount equal to 12 months of your Monthly Base Salary at the rate in effect immediately prior to the Qualifying Termination or the Change in Control, whichever base salary is greater, payable in a single lump sum in the Company’s first regular payroll that occurs following the Release Deadline, provided that payment shall be made no later than 2 ½ months following the end of the calendar year in which your Qualifying Termination occurs.
ii.COBRA Payment. If you timely elect continued coverage under COBRA, the Company will pay the Monthly COBRA Premium until the earliest of (x) 18 months following your Qualifying Termination; (y) the date when you and your eligible dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (z) the date you cease to be eligible for COBRA continuation coverage for any reason.
Notwithstanding the foregoing, the Company may elect, in its sole discretion, to pay you a taxable cash payment in lieu of continued premium payments in an amount equal to the Monthly COBRA Premium in effect on your Qualifying Termination, which payment will be paid in monthly installments until the earliest of (a) 18 months following your Qualifying Termination; or (b) the date when you and your eligible dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. You shall have no right to an additional gross‑up payment to account for the fact that such cash payments are paid on an after‑tax basis. You must notify the Company within two (2) weeks if you obtain health care coverage from a new source.
iii.Equity Acceleration. Each of your then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards shall accelerate and become vested and exercisable or settled with respect to one hundred percent (100%) of the unvested shares subject thereto. Performance Subject Awards shall be governed by the Company Equity Plan and the written award agreements governing their grant. Performance Subject Awards shall accelerate and become vested and exercisable or settled (if at all) as set forth in the terms of the applicable award agreement; provided, however, that if any Performance Subject Awards whose measurement periods have not been completed, and performance has not been measured, as of the Change in Control, do not specify the calculation of performance upon a Change in Control, the performance will be deemed achieved at either the target level of performance described in the applicable award agreement or at the actual level of performance achieved under the terms of the applicable award agreement, if such performance is determinable as of immediately prior to the Change in Control, and the resulting number of achieved Performance Awards will accelerate and become vested in full.
In the event of your Qualifying Termination occurring during a Change in Control Period and following the one-year anniversary of the Transition Date, you shall be entitled to solely the COBRA Payment pursuant to Section 8(b)(ii) above and the Equity Acceleration pursuant to Section 8(b)(iii) above.
(c)Board Service Following Separation. To the extent that you remain on the Board following termination of employment with the Company, your Company Equity Awards will continue to vest pursuant to their terms. In the event of your departure from the Board at the request of the Board or the Company’s Chief Executive Officer, in all cases other than due to circumstances constituting Cause for termination of your service, each of your then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards shall accelerate and become vested and exercisable or settled with respect to one hundred percent (100%) of the unvested shares subject thereto. Performance Subject Awards shall be governed by the Company Equity Plan and the written award agreements governing their grant. In the event a Change in Control occurs and at such time you are serving as a Board member, but are no longer serving as Executive Chairman, then you shall be entitled to immediate acceleration of all of the then-unvested shares subject to your Company Equity Awards; provided, however, that if any Performance

Subject Awards whose measurement periods have not been completed, and performance has not been measured, as of the Change in Control, do not specify the calculation of performance upon a Change in Control, the performance will be deemed achieved at either the target level of performance described in the applicable award agreement or at the actual level of performance achieved under the terms of the applicable award agreement, if such performance is determinable as of immediately prior to the Change in Control, and the resulting number of achieved Performance Awards will accelerate and become vested in full.
9.Payment Conditions. In order to be eligible to receive the Severance and Acceleration Benefits, you must satisfy the following conditions (collectively, the “Payment Conditions”):
(a)execute and return a general waiver and release of all claims (except with respect to your rights to indemnification by the Company, and continued coverage by the Company’s directors and officers insurance) in a form provided by the Company (the “Release”), and allow such Release to become non-revocable prior to the 60th day, or such earlier deadline specified in the Release, following your Separation (the “Release Deadline”);
(b)comply with your obligations under your Confidentiality Agreement;
(c)promptly resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate of the Company, unless otherwise requested by the Board; and
(d)return all Company Property (as defined below) to the Company.
10.Conclusion of Services as CEO. You agree and acknowledge that your transition from the position of Chief Executive Officer of the Company to the position of Executive Chairman, including, but not limited to, any adjustment in the terms and conditions of your employment related thereto (including entry into this Agreement) shall not constitute grounds for you to terminate your employment for Good Reason and will not be considered an involuntary termination under this Agreement, or any plan, program or arrangement of the Company (including, but not limited to, your offer letter with the Company dated December 3, 2009 and the amendment thereto date November 29, 2021 (together, your “2009 Offer Letter”)), which means you will not be eligible to receive severance or equity acceleration benefits in connection with this transition.
11.Non-Assumption of Equity Awards upon Change in Control; Corporate Transaction.
Notwithstanding anything to the contrary in this Agreement, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute your unvested Company Equity Awards as provided in Section 21.1 of the 2023 Plan in connection with a Corporate Transaction (as defined in the 2023 Plan), or as provided in Section 21.1 of the 2013 Equity Incentive Plan in connection with a Corporate Transaction (as defined in the 2013 Equity Incentive Plan), then notwithstanding any other provision in this Agreement, the Company Equity Plans or any equity award agreement to the contrary, each of your then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards that are not assumed, converted, replaced or substituted shall accelerate and become vested and exercisable or settled in full effective immediately prior to the Corporate Transaction, and terminate to the extent not exercised (as applicable) upon the Corporate Transaction. Performance Subject Awards shall be governed by the Company Equity Plan and the written award agreements governing their grant.

12.Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.
13.Section 409A. To the extent (a) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).
Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed. If the period during which you may sign the Release begins in one calendar year and ends in the following calendar year, then no severance payments or benefits that that would constitute deferred compensation within the meaning of Section 409A will be paid or provided until the later calendar year.
14.At Will Employment. Your service with the Company is for no specific period of time. Your service with the Company is “at will,” meaning that either you or the Company may terminate your service at any time and for any reason, with or without cause, subject to the terms of Section 8 of this Agreement. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your service may only be changed in an express written agreement signed by you and a member of the Board (other than you).
15.Confidential Information and Other Company Policies. You will continue to be bound by and comply fully with your agreement regarding proprietary information, invention assignment and confidentiality with the Company (the “Confidentiality Agreement”), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.
16.Indemnification. You will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, and will continue to be subject to indemnification as required by the Company’s Bylaws and the Indemnification Agreement previously entered into between you and the Company.
17.Arbitration.
To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, you and the Company agree that any and all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach or interpretation, will be resolved solely and exclusively by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, and conducted by the American Arbitration Association under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder will be responsible for the payment of its own attorneys’ fees.
18.Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment and forfeiture policy and any additional compensation recoupment policy or amendments to the then-current policy adopted by the Board or any committee thereof as required by law during the term of your service with the Company that is applicable generally to executive officers of the Company.
19.Miscellaneous.
(a)Successors. The Company will require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law. This Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with an overnight courier, with shipping charges prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Board at the Company’s corporate headquarters.
(c)Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and a member of the Board (other than you). No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
(d)Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
(e)Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.
(f)Entire Agreement. This Agreement, the Confidentiality Agreement, the Company Equity Plans and the equity award agreements representing your Company Equity Awards represent the entire agreement between the parties concerning the subject matter herein (and expressly supersede any prior agreements that you may have entered into regarding your employment as Chief Executive Officer of the Company, including but not limited to, your 2009 Offer Letter. This Agreement may be amended, or any of its provisions waived, only by a written document executed by you and a member of the Board (other than you)in the case of an amendment, or by the party against whom the waiver is asserted.
(g)Governing Law. This Agreement will be governed by the laws of the State of California (other than its choice-of-law provisions).
(h)Survival. The provisions of this Agreement shall survive the termination of your service for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
20.Definitions.
“Cause” means the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:
(a)your failure or refusal to comply in any material respect with lawful policies, standards or regulations, including, but not limited to the code of conduct, of the Company within thirty (30) days after written notice to you of such violations and/or failure;
(b)your material violation of a federal or state law or regulation applicable to the business of the Company;

(c)your conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any State;
(d)your fraud or material misappropriation of property belonging to the Company or its affiliates;
(e)your material breach of the Company’s the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer and failure to correct or cure such material breach within thirty (30) days after written notice to you of such breach; or
(f)your material misconduct or gross negligence in connection with the performance of your duties and failure to correct or cure such action or conduct within thirty (30) days after written notice to you if such action or conduct is curable.
The determination as to the existence of grounds for your termination for Cause will be made in good faith by the Company or the Board and will be final and binding on you.
“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
“Change in Control Period” shall mean the period beginning three (3) months prior to (the “3-Month Lookback”) and ending twelve (12) months following the effective date of a Change in Control, provided that, if occurring during the 3-Month Lookback, your Qualifying Termination follows the execution of a definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, together with any state law of similar effect.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Equity Awards” means all awards for shares of Company common stock granted under the Company Equity Plans, including but not limited to options, restricted stock, restricted stock units, stock bonus awards or stock appreciation rights.
“Company Equity Plans” means the Company’s 2013 Equity Incentive Plan or the Company’s 2023 Equity Incentive Plan.

“Company Property” shall mean all material paper and electronic Company documents (and all copies, reproductions or summaries thereof) created and/or received by you during your period of employment with the Company and other material Company materials and property (including Company laptop computers and mobile devices), that you have in your possession or control, including materials of any kind that contain or embody any proprietary or confidential information of the Company (and all copies, reproductions or summaries thereof, in whole or in part). For the avoidance of doubt, Company Property shall not include your personal copies of documents evidencing your hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company. For purposes of the foregoing definition of Company Property, “Company” shall include the Company and its parents and subsidiaries.
“Good Reason” means the occurrence of any of the following events or conditions, without your express written consent:
(a)you are no longer the Executive Chairman of the Company or no longer report directly to the Board;
(b)the Company makes any material change or reduction in your duties as Executive Chairman or assigns you any duties inconsistent with your position, responsibilities, authority or status;
(c)the Company reduces your then-current annual Base Salary (other than a similar reduction that applies to the Company’s other senior executives); or
(d)the Company relocates you to a primary work location more than 50 miles from the Company’s principal office in Santa Clara, California.
A termination of employment for Good Reason will be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), setting forth in reasonable detail, the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this definition on which you are relying. Notice of Termination for Good Reason must be provided within ninety (90) days of the condition first arising. The Company will have an opportunity to cure such conduct constituting Good Reason within thirty (30) days of receiving such Notice of Termination for Good Reason. If the Company does not cure such conduct within such thirty (30) day period, a termination of employment for Good Reason will be effective on the thirty-first (31st) day following the date when the Notice of Termination for Good Reason is received by the Company.
“Monthly Base Salary” shall mean your monthly base salary at the rate in effect immediately prior to your Separation (ignoring any decrease in your Monthly Base Salary that forms the basis for Good Reason, as applicable).
“Monthly COBRA Premium” shall mean the amount of the monthly COBRA premium necessary to continue health coverage for you and your eligible dependents under COBRA.
“Performance Satisfied Awards” means Company Equity Awards granted subject to performance-based vesting for which the applicable performance measurement period(s) thereunder have been completed, and performance has been measured and certified.
“Performance Subject Awards” means Company Equity Awards then-subject to on-going performance-based metrics and achievement.

“Qualifying Termination” shall mean your Separation as a result of either (i) the termination of your employment by the Company other than for Cause or (ii) your resignation of your employment for Good Reason. For the avoidance of doubt, in no event will your Separation resulting from your termination for Cause, your death or disability, your resignation of employment for any reason other than Good Reason constitute a Qualifying Termination.
“Time-Vesting Awards” means Company Equity Awards granted subject solely to time-based vesting.
“Without Cause Termination” shall mean your Separation as a result of the termination of your employment by the Company other than for Cause. For the avoidance of doubt, in no event will your Separation resulting from your termination for Cause, your death or disability, or your resignation of your employment for any reason constitute a Without Cause Termination.

[Signature Page to Executive Chairman Agreement Follows]

Please sign and date this Agreement and return it to me if you wish to accept service as Executive Chairman at the Company under the terms described above.
Best regards,
Chegg, Inc.

/S/ RICHARD SARNOFF
Richard Sarnoff
Co-Chairperson, Board of Directors

I, the undersigned, hereby accept and agree to the terms and conditions of my service as Executive Chairman with the Company as set forth in this Agreement.
Dan Rosensweig
/S/ DAN ROSENSWEIG
Date: 4/24/24

[Signature Page to Executive Chairman Agreement]